Exhibit (a)(2)(J)
Product Strategy Preview May 24, 2007 webMethods Customer Webinar - "The Power of Two"

Agenda Status of the Merger The New Software AG webMethods + Software AG = The Power of Two Product Vision and Roadmap Product Support Next Steps

Status of the Merger Software AG's Tender offer was extended from May 15th to May 25th pending customary regulatory approvals All required regulatory approvals have now been received Software AG's Tender offer is scheduled to close at the end of day on May 25

Who is the new Software AG? The Leading Business Infrastructure Software Company A partnership for growth Best-in-class technology, financial stability and global reach Integrated product roadmap Expanded product portfolio will deliver faster business results for you "Customers are likely to benefit"

Who is the new Software AG? The Leading Business Infrastructure Software Company "The combined company will provide one of the most comprehensive and advanced offerings in the market." Annualized revenues of approximately &128;750m ($1B) More than 4,000 enterprises in nearly 80 countries Expanded professional services, education and implementation Over sixty-five (65) global partners A leader in major product categories

Who is the new Software AG? Software AG + webMethods = The Power of Two Business Infrastructure Software allows you to accomplish more with what you have Leverage your existing IT assets to deliver new applications faster Empowering you with new choices to fund innovation without "ripping and replacing" "Existing webMethods and Software AG customers should rest assured that Software AG will continue current support contracts and provide support for existing software deployments."

The Product Vision A Powerful New Portfolio Comprehensive and top-ranked products from only one vendor... Award-winning SOA Governance... Top-ranked BPM... Best-in-class Integration... Unmatched and enhanced Legacy Modernization...

Goals of the Combined Strategy Deliver the industry's most comprehensive business infrastructure platform Accelerate availability of important customer features and new product offerings Protect and enhance customer investments

Software AG Product Portfolio

Monitor business operations in real-time
Make faster, smarter decisions for up to 85% reduction in problem resolution times.

Manage mission-critical data	Modernize legacy systems	Integrate systems & partners	Orchestrate & manage re-useable services	Automate & manage processes	Build new business applications
Access to the information you need in seconds	Reduce cycle times by 80% - resulting in millions in estimated savings	Streamline processing times from weeks to days, even hours	Reduce maintenance costs with 40%+ re-use of existing IT assets	Gain 65%+ efficiency with improved processes	Speed application delivery time by as much as 75%

Govern and improve business infrastructure
Enforce business policies and reduce application change costs by 40%

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Infravio CentraSite SOA Governance - A Winning Combination Flexible meta data management through native XML Best-in-class runtime & design time policy management & enforcement X-Registry 7.1 Enhanced Usability User defined asset types User defined Governance Domains for each asset type Impact Analysis Enhanced search and document management

Enterprise Service Bus Delivering the Full Continuum of Integration Requirements Orchestration Service Composition Translation B2B/Adapters Enrichment Non-XML Formats (JMS) Messaging High Availability Registry Repository Multi-protocol WS Mediation Policy Enforcement Monitoring

World Class Integration with Trading Partners B2B 7.1 Role-based transaction monitoring Role-based partner administration BAM-enabled B2B Seamless monitoring of B2B processes Flexible partner user mapping

Mainframe Choices and Support Continued support for DataDirect Expanded platform support for messaging Renewed investment in webMethods Mainframe Leading screen integration solution

Source: Forrester Research, Inc., The Forrester Wave(tm): Integration-Centric Business Process Management Suites, Q4 2006, 20 December 2006 Delivering best-in-class BPM BPMS 7.1 Process Design and Execution Simulation Business calendars Custom categorizations KPI generation Transactional processing Task Analytics Task KPIs Visual task list summaries Composite Applications WYSIWYG design BAM Service level agreement rules Enhanced systems management

Modernize, Automate, Innovate Process Automation & Enablement Integration & Legacy Modernization Trading Partners Legacy Supply Chain Databases CRM App Servers Mainframes Services Creation & Governance Process Monitoring/ Composite App Development

Committed to Supporting Your Product Investments Continuity in support processes Continuity in product roadmap Expanded worldwide team of services staff A comprehensive product roadmap will be available shortly after closing amplify
integrationworld
ORLANDO 2007
November 5-7, 2007 - Gaylord Palms Resort
The One Event that "Amplifies I.T."

Save the Date!

November 5-7
ORLANDO 2007

Registration Begins in June - email:

integrationworld@webMethods.com

Featured Speakers:



Karl Heinz-Streibich
CEO, Software AG

David Mitchell
President & CEO, webMethods

Kristin Muhlner
EVP, Product Development, webMethods

Peter Schwartz
Futurist & Strategist

Bruce Williams
VP, BPM Solutions, webMethods

Erik Weihenmayer
World-Class Adventurer and Author

Tracks on SOA, BPM, Integration, Legacy Modernization!

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webMethods 2007 Customer Innovation Awards 2007 Innovation Awards Submit your innovation at www.webMethods.com/innovation Get recognized at Integration World! Join the winners from last year! Watch the awards video from last year at webMethods.com/innovation

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Questions? Further Product Roadmap Details in June See us at Integration World Orlando 2007! Questions? Acquisition@webMethods.com